August 23, 1999




ADAC Laboratories
540 Alder Drive
Milpitas, California 95035

     Re: Registration Statement on Form S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about August 23, 1999 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of (i) 100,000 shares of your Common Stock reserved for issuance under the Employee Stock
Purchase Plan (1994) (the "Plan"), (ii) 920,000 shares of your Common
Stock reserved for issuance under the 1999 Long-Term Incentive Plan (the "Long-Term Plan"), and (iii) 500,000 shares of your Common Stock reserved for issuance under the 1999 Supplemental Incentive Plan (the "Supplemental
Plan) and referred to collectively as the "Shares" and as the "Plans."
As your legal counsel, we have examined the proceedings taken and proposed to be taken in connection with the issuance, sale and payment of consideration for the Shares to be issued under the Plan.

     It is our opinion that, when issued and sold in compliance with applicable prospectus delivery requirements and in the manner referred to in the Plan and pursuant to the agreements which accompany the Plan, the Shares will be legally and validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                   Sincerely,

                                   WILSON SONSINI GOODRICH & ROSATI
                                   Professional Corporation


                                   /s/ Wilson Sonsini Goodrich & Rosati